ASSIGNMENT AND ACCEPTANCE

                           Dated as of March 16, 1998

      Reference is made to the Agreement for Purchase and Sale dated as of January 23, 1998 (as the same may be amended or modified from time-to-time, the "Agreement") among BLACK WARRIOR WIRELINE CORP., a Texas corporation ("Seller") and ST. JAMES CAPITAL PARTNERS, L.P. ("Purchaser"). Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Agreement.

      Pursuant to the terms of the Agreement, St. James Capital Partners, L.P. wishes to assign and delegate 100% of its rights and obligations under the Agreement. Therefore, St. James Capital Partners, L.P. ("Assignor") and SJMB, L.P. ("Assignee") agree as follows:

      1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i) and (ii) of Section 2, all interest in and to all of the Assignor's rights and obligations under the Agreement and the Transaction Documents as of the Effective Date (as defined below), including, without limitation, the Assignor's interest in the Collateral, and the Assignor's registration rights in respect of Common Stock.

      2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Agreement or any other Transaction Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Agreement or any other Transaction Document or any other instrument or document furnished pursuant thereto; and
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(iii) makes no representation or warranty and assumes no
responsibility with respect to the financial condition of the Borrower or the Subsidiary Guarantor or the performance or observance by the Borrower or the Subsidiary Guarantor of any of their obligations under the Agreement or any other Transaction Document or any other instrument or document furnished pursuant thereto.

      3. The effective date for this Assignment and Acceptance shall be March 16, 1998 (the "Effective Date").

      4. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

      The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

                                    ASSIGNOR

                                    ST. JAMES CAPITAL PARTNERS, L.P.

                                    By: St. James Capital Corp.
                                          its General Partner

                                    By: /s/ JAY BROWN
                                    Name: Jay Brown
                                    Title: Vice President

                                    ASSIGNEE

                                    SJMB, L.P.

                                    By: SJMB, L.L.C.
                                          its General Partner

                                    By: /s/ JAY BROWN
                                    Name: Jay Brown
                                    Title: Vice President